Roaring Blue Lion’s Continued Inaccurate and Misleading Claims May 14, 2018 Nasdaq: HMST

Important Disclosures Forward-Looking Statements This presentation includes forward-looking statements, as that term is defined for purposes of applicable securities laws, about our industry, our future financial performance and business plans and expectations. These statements are, in essence, attempts to anticipate or forecast future events, and thus subject to many risks and uncertainties. These forward-looking statements are based on our management's current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. Readers should note, however, that all statements in this presentation other than assertions of historical fact are forward-looking in nature. These statements are subject to risks, uncertainties, assumptions and other important factors set forth in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to our annual report on Form 10-K for the year ended December 31, 2017, under the heading Item 1A- “Risk Factors.” Many of these factors and events that affect the volatility in our stock price and shareholders’ response to those factors and events are beyond our control. Such factors could cause actual results to differ materially from the results discussed or implied in the forward-looking statements. These risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative findings or actions that may increase capital requirements or otherwise constrain our ability to do business, including restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities, risks related to our ability to realize the expected cost savings from our recent restructuring activities in our single family mortgage lending operations, continue to expand our commercial and consumer banking operations, grow our franchise and capitalize on market opportunities, manage our overall growth efforts cost-effectively to attain the desired operational and financial outcomes, manage the losses inherent in our loan portfolio, make accurate estimates of the value of our non-cash assets and liabilities, maintain electronic and physical security of customer data, respond to restrictive and complex regulatory environment, and attract and retain key personnel. In addition, the volume of our mortgage banking business as well as the ratio of loan lock to closed loan volume may fluctuate due to challenges our customers may face in meeting current underwriting standards, a change in interest rates, an increase in competition for such loans, changes in general economic conditions, including housing prices and inventory levels, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and legislative or regulatory actions or reform that may affect our business or the banking or mortgage industries more generally. Actual results may fall materially short of our expectations and projections, and we may change our plans or take additional actions that differ in material ways from our current intentions. Accordingly, we can give no assurance of future performance, and you should not rely unduly on forward-looking statements. All forward-looking statements are based on information available to the Company as of the date hereof. Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. p. 1

Important Additional Information Important Additional Information HomeStreet, Inc. (“HMST” or the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2018 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the SEC in connection with such solicitation of proxies from the Company’s shareholders (the “Definitive Proxy Statement”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. In the event that holdings of the Company’s securities change from the amounts disclosed in the Definitive Proxy Statement, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website at www.homestreet.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Shareholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements to the Definitive Proxy Statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.homestreet.com in the section “Investor Relations.” p. 2

Summary • HomeStreet is in the business of making loans to qualified borrowers and Roaring Blue Lion’s recent materials contain more false and misleading claims ∙ We believe that Roaring Blue Lion is attempting to make an issue of certain loans and bona fide business relationships in order to distract from the inadequacies and missteps that have characterized its campaign ∙ This is yet another instance of Roaring Blue Lion showing an abject disregard for facts, rules and legal requirements and a lack of understanding of the business of banking • As Lead Independent Director, Scott M. Boggs brings an important skillset and depth of knowledge to the Board’s decision-making processes and governance oversight – Blue Lion’s criticisms of his role are misguided • The following slides address a selection of Roaring Blue Lion’s recent erroneous and misleading statements p. 3

Loans Are a Key Component of Our Business  As a bank, we are in the business of making loans to qualified borrowers – it is a key component of our business and one of our revenue drivers  As with many community banks, HomeStreet’s directors and executive officers (“insiders”) are part of our business development network, and many of them are also customers of HomeStreet Bank (the “Bank”)  All of the peers selected by Roaring Blue Lion report loans to insiders on their call reports, in aggregate amounts ranging from $600,000 to $41 million  Any loans we make to insiders are provided at arm’s length and on the same terms that anyone else would get, and we fully disclose them to all of our regulators in accordance with all applicable rules  These loans are frequently reviewed and examined by our banking regulators p. 4

This is a Non-Issue and Has Been Properly Disclosed  We fully disclose in our proxy statement (and in all prior proxy statements) that we make these types of loans2 and further disclose in the independence section that our Board considers directors’ banking relationships with us as part of the independence review  Neither of the two leading proxy advisory firms, Glass Lewis and Institutional Shareholder Services (“ISS”), raised these loans as an issue that shareholders should be concerned about (in a total of 60 pages of analysis) 2 Source: 2017 HomeStreet Proxy Statement p. 5

– Our Stringent Polices A Deeper Dive  The Bank complies with all federal and state laws when lending to our insiders, including the Federal Reserve Board’s Regulation O. Regulation O requires that insider loans: - Be made in the ordinary course of business; - Be made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for non-insiders; and - Not include more than normal risk of collectability or present other features unfavorable to the Bank  Any loan subject to Regulation O that, when aggregated with the amount of all other loans to that person and his or her related interests, exceeds $500,000, must be approved in advance by a majority of the entire Board of Directors, with any interested party abstaining  All loans to insiders are reported to HomeStreet Bank’s federal and state regulators (by inclusion in Call Report schedule RC-M and by request at each examination) and are subject to examination by those regulators  Each director and executive officer completes a form annually to identify all related interests, which are compiled into a single list. Every loan that HomeStreet originates is checked against this list prior to origination to ensure we are not inadvertently lending to a related interest  All loans to insiders are subject to underwriting standards no less stringent than to the general public, and undergo a thorough compliance review prior to origination. On an ongoing basis, management monitors these loans to ensure there have been no changes to the terms, conditions, or credit quality. In addition, the Corporate Compliance Department scrubs the entire loan portfolio quarterly to ensure there are no previously unidentified insider loans p. 6

HomeStreet

Roaring Blue Lion Continues to Mislead Shareholders

Blue Lion's Claims*	The Reality
Several members of management and the Board were associated with institutions that had regulatory and/or financial issues	**Mr. Mason was brought in to Fidelity Federal Bank for a turnaround, which was incredibly successful. As part of the clean-up, Mason discovered preexisting irregularities that he and his team reported to regulators, and which were subsequently cleaned up**
HomeStreet has never disclosed that it loaned money to various entities controlled by Chairman Emeritus David Ederer and/or his son, Daniel Ederer. At least one of those loans appears to be in an amount in excess of the purchase price of the property that secures the loan	**HomeStreet has properly disclosed all loans to insiders, including this one. Blue Lion relies on incomplete information in alleging the Owen Loop LLC loan is 107% LTV, when in fact we have additional collateral that brings the LTV to 75%, within our underwriting guidelines. Additionally, the Owen Loop loan is a single loan, not two loans as Blue Lion falsely asserts**

*Source: https://www.sec.gov/Archives/edgar/data/1518715/000089706918000352/cg1112ex991.pdf

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Roaring Blue Lion Continues to Mislead Shareholders Gordon Smith hired Mr. Mason to help Mr. Mason left TEFCO in 2009 when offered the opportunity set up an energy financing company: at HomeStreet. No further business relationship has existed TEFCO. In TEFCO’s first year, Chapeau, between Mr. Mason or Mr. Evans and Mr. Smith which was a public company and a borrower from TEFCO, determined it was insolvent, entered into a voluntary insolvency proceeding, and sold its assets to TEFCO, then its largest secured creditor, in a 363 sale transaction approved by the bankruptcy court Mr. Evans, a seasoned public company general counsel, was recommended to Chapeau as general counsel to assist with the bankruptcy and liquidation, and served in that role until the company was wound down Doug Smith invested in HomeStreet in its IPO and was added as a director in 2012 because of his relevant industry experience as a residential construction developer 5/10/18 Roaring Blue Lion Presentation p. 8

Blue Lion’s Criticisms of Lead Independent Director Scott M. Boggs are Misguided  As Lead Independent Director and Audit Committee Chair, Mr. Boggs serves as an important central voice for the independent directors on HomeStreet’s Board  Mr. Boggs fulfills an essential and broad set of responsibilities including: • Engaging directly with shareholders • Calling meetings of the independent directors (which have occurred several times in the past year alone) • Reviewing and approving the agenda with CEO Mark Mason before every board meeting • Conducting the annual review of chief executive performance  Mr. Boggs brings an important skillset and depth of knowledge to the Board’s decision-making processes and governance oversight: • As Vice President, Corporate Controller at Microsoft, Mr. Boggs duties included at various times overseeing corporate accounting, accounting policy, management and SEC reporting, planning and budgeting, business unit controllers as well as Microsoft’s Administrative IT group • Mr. Boggs also oversaw the implementation of Microsoft’s global ERM system and played a key role in implementing Dodd Frank, including SOX in the early 2000’s p. 9

Vote on the WHITE Proxy Card to Support HomeStreet’s Qualified Nominees  The Board has a clear strategy for HomeStreet – which has delivered results in a challenging environment  The Company’s highly-qualified nominees – Scott M. Boggs, Douglas I. Smith and Mark R. Patterson – have the right experience, skills and independent judgment needed to represent shareholders and provide thoughtful stewardship of shareholders’ assets  We ask for your support going forward as we continue to execute on our strategy to drive shareholder value creation at HomeStreet  Vote FOR HomeStreet’s nominees and FOR our Advisory Vote on Named Executive Officer Compensation p. 10

Contact Information Shareholders If you have any questions, or need assistance voting your WHITE proxy card, please contact: 1212 Avenue of the Americas, 24th Floor New York, NY 10036 Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720 Shareholders may call toll-free (from the U.S. and Canada): 877-796-5274 Email: info@okapipartners.com Media Sloane & Company Dan Zacchei / Joe Germani, 212-486-9500 Dzacchei@sloanepr.com / JGermani@sloanepr.com p. 11